UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CARETRUST REIT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARETRUST REIT, INC.

905 Calle Amanecer, Suite 300

San Clemente, California 92673

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2018

TO THE STOCKHOLDERS OF CARETRUST REIT, INC.:

The annual meeting of the stockholders (the “Annual Meeting”) of CareTrust REIT, Inc. (the “Company,” “we,” “our,” or “us”) will be held at the Company’s offices located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, at 9:00 a.m. PDT, on Wednesday, May 30, 2018, for the following purposes:

(1) To approve an amendment to the Company’s Articles of Amendment and Restatement to declassify the Company’s Board of Directors.

(2) If Proposal 1 is approved by stockholders, to elect Mr. Allen C. Barbieri to the Board of Directors to serve until the Company’s 2019 annual meeting of stockholders and until his successor is duly elected and qualified. If Proposal 1 is not approved by stockholders, to elect Mr. Allen C. Barbieri to the Board of Directors as a Class I director to serve until the Company’s 2021 annual meeting of stockholders and until his successor is duly elected and qualified.

(3) To approve, on an advisory basis, the compensation of the Company’s named executive officers.

(4) To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018.

(5) To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The accompanying Proxy Statement more fully describes these matters and we urge you to read the information contained in the Proxy Statement carefully. The Board of Directors recommends a vote “FOR” approval and adoption of an amendment to our Articles of Amendment and Restatement to declassify the Company’s Board of Directors, “FOR” the election of Mr. Barbieri to the Company’s Board of Directors, “FOR” the compensation of our named executive officers, and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

ONLY STOCKHOLDERS OF RECORD OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK AS OF THE CLOSE OF BUSINESS ON APRIL 2, 2018, THE RECORD DATE, WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible.

CARETRUST REIT, INC.
BY ORDER OF THE BOARD OF DIRECTORS

San Clemente, California	GREGORY K. STAPLEY

Dated: April [__], 2018	CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

CARETRUST REIT, INC.

905 Calle Amanecer, Suite 300

San Clemente, California 92673

Proxy Statement

For the Annual Meeting of Stockholders

to be Held on May 30, 2018

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of CareTrust REIT, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held at the Company’s offices located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, at 9:00 a.m. PDT, on Wednesday, May 30, 2018 (the “Annual Meeting”). On or about April [__], 2018, proxy materials for the Annual Meeting, including this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (“Annual Report”), are being made available to stockholders entitled to vote at the Annual Meeting.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “CareTrust REIT,” or the “Company” refer to CareTrust REIT, Inc. and its subsidiaries unless the context requires otherwise.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our Annual Report are available on the Internet at www.proxyvote.com. These materials are also available in the “Investor” section of our website at www.caretrustreit.com. The other information on our website does not constitute part of this Proxy Statement.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Notice of Internet Availability

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including our Proxy Statement and our Annual Report, to stockholders on the Internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders that did not request to receive paper copies of our proxy materials and Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access those documents over the Internet and vote their shares. All stockholders who do not receive a Notice of Internet Availability, or who have not consented to receive their proxy materials electronically by e-mail, will receive a printed copy of the proxy materials by mail.

Items of Business to be Voted on at the Annual Meeting

At the Annual Meeting, the stockholders of the Company will be asked to vote on the following four proposals:

•	To approve an amendment to the Company’s Articles of Amendment and Restatement (the “Charter”) to declassify the Company’s Board of Directors (Proposal 1).

•	If Proposal 1 is approved by stockholders, to elect Mr. Allen C. Barbieri to the Board of Directors to serve until the Company’s 2019 annual meeting of stockholders and until his successor is duly elected and qualified. If Proposal 1 is not approved by stockholders, to elect Mr. Allen C. Barbieri to the Board of Directors as a Class I director to serve until the Company’s 2021 annual meeting of stockholders and until his successor is duly elected and qualified (Proposal 2).

•	To approve, on an advisory basis, the compensation of the Company’s named executive officers (Proposal 3).

•	To ratify the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (Proposal 4).

We will also consider other business that properly comes before the Annual Meeting.

The Board of Directors recommends you vote FOR approval and adoption of an amendment to the Company’s Charter to declassify the Board of Directors, FOR the election of Mr. Barbieri to the Board of Directors, FOR the compensation of the Company’s named executive officers, and FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Available Voting Methods

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, you should vote your shares by using one of the methods described below to ensure your shares will be counted.

Stockholder of record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “stockholder of record” with respect to those shares and the proxy materials were made available directly to you by the Company. As a stockholder of record, you may vote your shares in person at the Annual Meeting, or by submitting a proxy over the Internet by following the instructions provided in the Notice of Internet Availability. If you received a printed copy of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the proxy materials.

Beneficial stockholder. Most of our stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. If your shares are held in street name, you are considered the “beneficial stockholder” of such shares and the proxy materials were made available to you by the organization holding your shares. As a beneficial stockholder, you may submit your voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by your broker, bank or other nominee. If you are a beneficial stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you receive more than one Notice of Internet Availability or set of proxy materials, it means your shares are registered differently (for instance, under different names) or are held in more than one account. Please follow the voting instructions on each Notice of Internet Availability, proxy card or voting instruction form you receive.

Record Date and Quorum Requirements

Our Board of Directors has fixed April 2, 2018 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 76,137,828 shares of our common stock, par value $0.01 per share (“Common Stock”), were issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote, and all shares of Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.

To constitute a quorum for the conduct of business at the Annual Meeting, a majority of the votes entitled to be cast at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Withheld votes, abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining the existence of a quorum.

Deadline for Voting Your Shares

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on May 29, 2018 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by the Company before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the broker, bank or other nominee that holds your shares.

Changing Your Vote or Revoking a Previously Submitted Proxy

If you are a stockholder of record, you have the power to change or revoke a previously submitted proxy at any time before it is exercised by: delivering to the Secretary of the Company, before the polls close at the Annual Meeting, an instrument revoking such proxy; properly submitting a proxy on a later date via Internet or by telephone or mail; or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy. For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the broker, bank or other nominee holding your shares by the deadline for voting specified in the voting instructions provided by your broker, bank or other nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the broker, bank or other nominee giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.

Required Vote

Declassification of our Board of Directors (Proposal 1): Approval of the amendment to our Charter to declassify our Board of Directors requires the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.

Election of Director (Proposal 2): Our Amended and Restated Bylaws (“Bylaws”) provide for a plurality voting standard for the election of directors. Under this voting standard, the director nominee receiving the highest number of affirmative votes of the votes cast at the Annual Meeting will be elected as a director.

Other Items (Proposals 3 and 4): Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of the stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting. Notwithstanding this vote standard required by our Bylaws, Proposal 3 (advisory approval of named executive officer compensation) and Proposal 4 (ratification of the appointment of EY as our independent registered public accounting firm) are only advisory votes and are not binding on us. Our Board of Directors will consider the outcome of the vote on both of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

How Votes Are Counted at the Annual Meeting

For Proposal 1 (declassification of our Board of Directors), Proposal 3 (advisory approval of named executive officer compensation) and Proposal 4 (ratification of the appointment of EY as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN. For purposes of Proposal 2 (election of director), you may vote FOR the director nominee or you may WITHHOLD your vote for the director nominee.

For Proposal 1 (declassification of our Board of Directors), shares voted ABSTAIN will have the effect of a vote cast AGAINST the proposal. For Proposal 2 (election of director), shares voted WITHHOLD will not be counted in determining the outcome of the director nominee’s election. For Proposal 3 (advisory approval of named executive officer compensation) and Proposal 4 (ratification of the appointment of EY as our independent registered public accounting firm), shares voted ABSTAIN will not be counted as a vote cast on the proposal and therefore will not be counted in determining the outcome of the proposal.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the stockholder. Proposal 4 (ratification of the appointment of EY as our independent registered public accounting firm) is considered a routine matter, while each of Proposal 1 (declassification of our Board of Directors), Proposal 2 (election of director) and Proposal 3 (advisory approval of named executive officer compensation) is considered a non-routine matter. Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 4, but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be voted on Proposal 4 in the manner directed by your broker, but your shares will constitute “broker non-votes” for each of Proposals 1, 2 and 3. A broker non-vote will have the effect of a vote cast AGAINST Proposal 1, and will not be counted in determining the outcome of Proposals 2 and 3 because it will not be considered a “vote cast” on those proposals.

If you properly submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed above in the Notice of Annual Meeting, your shares will be voted as recommended by the Board of Directors on those items.

Solicitation of Proxies

The expenses of preparing, assembling, printing and mailing the Notice of Internet Availability, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone or email. Our officers, directors and employees will not receive additional compensation for any such solicitation efforts. We do not anticipate paying any compensation to any other party for the solicitation of proxies but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. We may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although we do not currently expect to retain such a firm, we estimate that the fees of any such firm retained by us could be up to $50,000 plus out-of-pocket expenses, all of which would be paid by us.

PROPOSAL 1: DECLASSIFICATION OF THE COMPANY’S BOARD OF DIRECTORS

Background

Our Charter currently provides for a classified Board of Directors consisting of three classes of directors, each as nearly equal in number as possible as determined by our Board of Directors, with each class of directors serving staggered three-year terms. As a result, only one class of directors stands for election at each of the Company’s annual meetings of stockholders, such that stockholders vote on and elect approximately one-third of the Board each year. At this Annual Meeting, we are asking stockholders to approve and adopt a proposal to amend the Charter to declassify our Board of Directors. If approved, the declassification of our Board of Directors will be phased-in so that beginning with the Annual Meeting, directors will be elected for one-year terms as their present terms expire.

In April 2018, our Board of Directors determined that the proposed amendment to the Charter to declassify the Board of Directors is advisable and in the best interests of the Company, and unanimously approved the amendment, subject to stockholder approval at the Annual Meeting.

If stockholders approve and adopt the proposed amendment to the Charter to declassify the Board of Directors, it will become effective upon the filing of Articles of Amendment to our Charter with the State Department of Assessments and Taxation of Maryland, which the Company intends to file promptly after the requisite vote for this Proposal 1 is obtained.

Text of the Proposed Amendment

Section 5.1 of Article V of the Charter would be amended and restated in its entirety to read as follows:

“Section 5.1 Number and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors of the Corporation (the “Board of Directors”) and, except as otherwise expressly provided for by law, the Charter or the bylaws of the Corporation, as amended, restated or otherwise modified from time to time (the “Bylaws”), all of the powers of the Corporation shall be vested in the Board of Directors. The number of directors of the Corporation are five, which number may be increased or decreased by the Board of Directors pursuant to the Bylaws but shall never be less than the minimum number required by the MGCL.

The directors elected or appointed to the Board of Directors prior to the 2018 annual meeting of stockholders (other than any director elected solely by holders of one or more classes or series of Preferred Stock) are currently classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board of Directors, with the directors of each class serving for a term expiring at the annual meeting of stockholders held during the third (3rd) year after election and until his or her successor shall have been duly elected and qualified. Commencing with the Company’s 2018 annual meeting of stockholders, directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be elected as follows: (i) directors elected at the 2018 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2019 and until their respective successors have been duly elected and qualified; (ii) directors elected at the 2019 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2020 and until their respective successors have been duly elected and qualified; and (iii) beginning with the 2020 annual meeting of stockholders, all directors elected at an annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified. The names of the current directors who shall serve until the next annual meeting of stockholders in the year when their respective term expires and until their respective successors are duly elected and qualified are as follows:

Allen C. Barbieri	(Term to expire in 2019)
Jon D. Kline	(Term to expire in 2019)
David G. Lindahl	(Term to expire in 2019)
Spencer G. Plumb	(Term to expire in 2020)
Gregory K. Stapley	(Term to expire in 2020)

The Board of Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided for in the Bylaws.

The Corporation has elected under Section 3-804(b) and Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as defined in Section 6.1), (i) the number of directors of the Corporation may be increased or decreased only by the Board of Directors, and (ii) any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.”

Appendix A to this Proxy Statement shows the proposed changes to Section 5.1 of Article V of the Charter resulting from the proposed amendment, with deletions indicated by strike-outs and additions indicated by underlining.

Reasons for the Proposed Amendment

Our Board of Directors recognizes that a classified structure may offer several advantages, such as promoting board stability and continuity, providing a greater opportunity to protect the interests of stockholders in the event of an unsolicited takeover offer and reinforcing a commitment to long-term perspectives and value creation for our stockholders. The Board also recognizes that a classified structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing these policies. Our Board of Directors considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of the Company, subject to stockholder approval, to declassify the Board of Directors over a phase-in period commencing at the Annual Meeting.

Effect of the Proposed Amendment

If the proposed amendment to the Charter to declassify our Board of Directors is approved and adopted by our stockholders at the Annual Meeting, the Charter will be amended as set forth above.

Specifically, if the amendment is approved and adopted, we will begin the phased transition to a declassified board structure beginning at the Annual Meeting. In accordance with the proposed amendment to our Charter, the transition will be phased in as follows:

•	If Mr. Barbieri is elected pursuant to Proposal 2 at the Annual Meeting, he will be elected for a one-year term expiring at our 2019 annual meeting of stockholders.

•	Each of Mr. Kline and Mr. Lindahl would continue to serve as Class II directors for a term expiring at our 2019 annual meeting of stockholders. At our 2019 annual meeting of stockholders, each of these individuals and each director elected for a one-year term at the immediately preceding annual meeting of stockholders or their respective successors who are nominated by our Board of Directors to serve as a director, and any other individual(s) nominated by our Board of Directors to serve as a director in such class, would stand for election to serve a one-year term.

•	At our 2020 annual meeting of stockholders and at each annual meeting thereafter, all directors would be elected to serve one-year terms. Each of Mr. Stapley and Mr. Plumb would continue to serve as a Class III director for a term expiring at our 2020 annual meeting of stockholders. At our 2020 annual meeting of stockholders, each of these individuals and each director elected for a one-year term at the immediately preceding annual meeting of stockholders or their respective successors who is nominated by our Board of Directors to serve as director, and any other individual(s) nominated by our Board of Directors to serve as a director in such class would stand for election to serve a one-year term.

In all cases, each director will serve until his successor is duly elected and qualified or until his earlier resignation or removal.

Accordingly, if the amendment is approved and adopted, the Board of Directors will be completely declassified and all directors will be elected annually beginning with the 2020 annual meeting of stockholders.

Impact if the Amendment is not Adopted

If the proposed amendment to the Charter to declassify our Board of Directors is not approved and adopted by our stockholders, our Charter will not be amended as set forth above and our Board of Directors will continue to be classified with directors serving staggered terms. The director elected at this year’s Annual Meeting will serve a three-year term and his term will expire at our 2021 annual meeting of stockholders.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR approval and adoption of an amendment to the Company’s Charter to declassify the Company’s Board of Directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval and adoption of the amendment to the Company’s Charter.

PROPOSAL 2: ELECTION OF DIRECTOR

General

Our Board of Directors is currently comprised of five directors. Our Charter currently provides for a classified Board of Directors consisting of three classes of directors, each as nearly equal in number as possible as determined by our Board of Directors, with each class of directors serving staggered three-year terms. As a result, currently only one class of directors stands for election at each of the Company’s annual meetings of stockholders, such that stockholders vote on and elect approximately one-third of the Board each year. Mr. Barbieri has been designated a Class I director and his current term expires at the Annual Meeting. Messrs. Kline and Lindahl have been designated as Class II directors and their current term expires at our 2019 annual meeting of stockholders. Messrs. Stapley and Plumb have been designated as Class III directors and their current term expires at our 2020 annual meeting of stockholders.

If Proposal 1 (declassification of our Board of Directors) is approved by stockholders at the Annual Meeting, we will begin our phased transition to a declassified board structure at the Annual Meeting, with such declassification to be completed upon the election of directors at our 2020 annual meeting of stockholders. As part of this transition, the director elected pursuant to this Proposal 2 will be elected to serve for a one-year term expiring at our 2019 annual meeting of stockholders.

If Proposal 1 (declassification of our Board of Directors) is not approved by stockholders at the Annual Meeting, no change will be made to our classified board structure, with our Board of Directors remaining divided into three classes, and the director elected pursuant to this Proposal 2 will be elected as a Class I director to serve until the 2021 annual meeting of stockholders.

Notwithstanding the foregoing, the director elected at the Annual Meeting will hold office until his successor is duly elected and qualified or until his earlier resignation or removal.

On the recommendation of the nominating and corporate governance committee of our Board of Directors, our Board of Directors selected Mr. Allen C. Barbieri as its nominee for election to our Board at the Annual Meeting.

Mr. Barbieri has consented to being named in the Proxy Statement and to serve as a director if elected. We have no reason to believe that Mr. Barbieri will be unable or unwilling for good cause to serve if elected. In the event Mr. Barbieri is unable for any reason or unwilling for good cause to serve at the time of the Annual Meeting, the persons who are designated as proxy holders may exercise discretionary authority to vote for a substitute nominee selected by our Board of Directors or our Board of Directors may reduce the number of directors on the Board.

Directors and Director Nominee

Set forth below is biographical information about Mr. Barbieri, as well as our continuing directors. Such information is current as of the date of this Proxy Statement. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Position with the Company	Age	Director Since
Allen C. Barbieri	Director, Nominating and Corporate Governance Committee Chairman	59	2015
Jon D. Kline	Director, Audit Committee Chairman	51	2014
David G. Lindahl	Director, Compensation Committee Chairman	58	2014
Spencer G. Plumb	Director	43	2017
Gregory K. Stapley	Chairman, President and Chief Executive Officer	58	2013

Nominee for Election to the Board of Directors

Allen C. Barbieri has served as a member of our Board of Directors since his appointment to the Board in 2015. Mr. Barbieri served as the Chairman and Chief Executive Officer of Biosynthetic Technologies, LLC from December 2009 until it was sold in March 2018. Prior to this, Mr. Barbieri served on the Board of Directors and as Chief Executive Officer of Lancer Orthodontics, Inc. from April 2004 to June 2008. From 1999 to April 2004, Mr. Barbieri was semi-retired while serving as a director on several boards of directors of private companies. Mr. Barbieri has been a director of Biomerica, Inc. since 1999. From 1998 to 1999, Mr. Barbieri served as President and Chief Financial Officer of BUY.COM, a large internet retailer financed with over $200 million in venture capital. From 1994 to 1998, Mr. Barbieri served as the President and Chief Executive Officer of Pacific National Bank, a commercial bank that was sold to US Bank in 1998. While at Pacific National Bank, Mr. Barbieri served as the Chief Executive Officer of Alta Residential Mortgage Trust, a mortgage REIT, whose largest stockholder and cofounder was Lehman Brothers. Prior to that, Mr. Barbieri served as President of Capital Bancorp, a commercial bank holding company, Chief Financial Officer of First Federal Bank, and as an Investment Banking Associate of Merrill Lynch Capital Markets in New York. Mr. Barbieri holds a Bachelor’s Degree in Business Management from Brigham Young University and an MBA from the Massachusetts Institute of Technology, Sloan School of Management. Mr. Barbieri’s leadership experience, his extensive management experience, financial markets experience, general financial knowledge and his executive leadership experience in a REIT qualify him to serve on our Board of Directors.

Directors Not Standing for Election to the Board of Directors

Jon D. Kline has served as a member of our Board of Directors since his appointment to the Board in 2014. Mr. Kline is the Founder and Chief Executive Officer of Clearview Hotel Capital, LLC, a privately-held hotel investment and advisory company focused on acquiring and asset-managing hotels in urban and unique locations. Mr. Kline founded Clearview Hotel Capital in 2007. He previously served as President and Chief Financial Officer of Sunstone Hotel Investors, Inc. (NYSE:SHO). Prior to Sunstone, Mr. Kline oversaw the U.S. hospitality and leisure investment banking practice at Merrill Lynch & Co., with responsibility for lodging, gaming, restaurants and other leisure industries. Prior to Merrill Lynch, Mr. Kline was a real estate investment banker at Smith Barney, focused on lodging and other real estate asset classes. Prior to Smith Barney, Mr. Kline was an attorney with Sullivan & Cromwell LLP. Mr. Kline holds a B.A. in Economics from Emory University and a J.D. from New York University School of Law. Mr. Kline’s executive leadership experience in a publicly-traded REIT, his professional and educational background, his network of relationships with real estate professionals and his extensive background and experience in public markets and in real estate and finance transactions qualify him to serve on the Board.

David G. Lindahl has served as a member of our Board of Directors since his appointment to the Board in 2014. Mr. Lindahl is a partner and Managing Director of HPSI, Inc. (“HPSI”), a nationwide Group Purchasing Organization with operations serving over 10,000 hospitals, post-acute care providers, educational, hospitality and institutional clients, which collectively purchase over $1 billion of goods and services through HPSI each year. He has been affiliated with HPSI in various capacities since 1981. During a portion of that time, he also served as President of HPSI affiliate The Home Place, an operating pediatric sub-acute facility. Mr. Lindahl’s executive leadership experience in the healthcare industry, his entrepreneurship and creativity, and his network of relationships with healthcare operators and their trade associations across the United States, particularly the many smaller hospital systems and post-acute providers which constitute much of our target client base, qualify him to serve on the Board.

Spencer G. Plumb has served as a member of our Board of Directors since his appointment to the Board in 2017. Mr. Plumb serves as President and Chief Executive Officer of Sabin Holdings, LLC, a global real estate platform launched in 2016. Prior to Sabin Holdings, LLC, Mr. Plumb co-founded Excel Trust, Inc. (formerly NYSE:EXL) in 2009 and served as its President and Chief Operating Officer and as a member of its Board of Directors. Excel Trust, Inc. was acquired and taken private by Blackstone Property Partners in July 2015. In addition, Mr. Plumb has held various positions over his career with other public and private companies, including Excel Realty Holdings, Price Legacy Corporation, Excel Legacy Corporation, New Plan Excel Realty Trust, Excel Realty Trust, and Excel Interfinancial Corporation. Mr. Plumb also serves on the board of directors of The Sabin Children’s Foundation, whose mission is to relieve the distress of children around the world. Mr. Plumb received a Bachelor of Arts in Economics from Brigham Young University. Mr. Plumb’s leadership experience, his executive leadership experience in a REIT, and general real estate and REIT background qualify him to serve on our Board of Directors.

Gregory K. Stapley has served as a member of our Board of Directors since CareTrust REIT’s formation in 2013. Mr. Stapley is our Chairman, President and Chief Executive Officer. He has served as President and Chief Executive Officer since our inception in 2013 and was elected Chairman in 2014. Prior to founding CareTrust REIT, he served as Executive Vice President and Secretary of The Ensign Group, Inc. (“Ensign”), where he was instrumental in assembling the real estate portfolio that became CareTrust REIT’s initial asset base at the time CareTrust REIT became an independent company in 2014. A co-founder of Ensign, he also served as Ensign’s Vice President, General Counsel and Assistant Secretary beginning shortly after Ensign’s founding in 1999. Mr. Stapley previously served as General Counsel for the Sedgwick Companies, an Orange County-based manufacturer, wholesaler and retailer with 192 retail outlets across the United States. Prior to that, Mr. Stapley was an equity member of the Phoenix law firm of Jennings, Strouss & Salmon PLC, where his practice emphasized real estate transactions and government relations. Having served as CareTrust REIT’s Chairman and Chief Executive Officer since 2014, as Ensign’s Executive Vice President from 2009 to 2014 and as Vice President and General Counsel of Ensign from 1999 to 2009, Mr. Stapley brings to the Board extensive management experience, critical knowledge of our properties and key tenants, substantial industry contacts and knowledge and understanding of the healthcare business in general.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the director nominee listed above. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the director nominee.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has affirmatively determined that none of Allen C. Barbieri, Jon D. Kline, David G. Lindahl or Spencer G. Plumb has a relationship that, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director and that each such director is an independent director under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”). In this Proxy Statement, the aforementioned directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” Mr. Stapley does not qualify as an independent director because he is employed as our President and Chief Executive Officer.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. The Board has determined that having the Company’s current Chief Executive Officer serve as Chairman makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board. The Company has not currently designated a lead independent director.

Board Role in Risk Oversight

Our Board of Directors is responsible for overseeing the Company’s management of risk. The Board strives to effectively oversee the Company’s enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders. The Board of Directors understands that its focus on effective risk oversight is critical to setting the Company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand the Company’s risk philosophy by having discussions with management to establish a mutual understanding of the Company’s overall appetite for risk. Our Board of Directors maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages the Company’s most significant risk exposures. Our Board expects frequent updates from management about the Company’s most significant risks so as to enable it to evaluate whether management is responding appropriately.

Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our audit committee periodically discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our nominating and corporate governance committee oversees risks relating to the Company’s corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

Our Board of Directors believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on our leadership structure described under “–Board Leadership Structure” above.

Compensation Risk Assessment. The compensation committee identifies and considers risks related to our executive compensation, including during its review and approval of our executive compensation program. Our compensation programs are designed to reward our named executive officers and other employees for the achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The compensation committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking. In making its determination, the compensation committee noted that each named executive officer’s direct compensation under our executive compensation program consists primarily of a fixed base salary, an annual incentive bonus opportunity and long-term equity incentive awards. Annual incentive bonuses are balanced with long-term equity incentives, which are generally subject to a multi-year vesting schedule.

Meetings and Attendance

During the year ended December 31, 2017, our Board of Directors held eight meetings. Each member of the Board attended at least 75 percent of the aggregate of all meetings of our Board and meetings of any of our Board committees on which he served during the period that he served in fiscal 2017. In addition, the Independent Directors meet in executive sessions at which only Independent Directors are present in conjunction with each regularly scheduled meeting of the Board of Directors.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meeting of stockholders, we encourage our directors to attend. All incumbent directors who served at the time of the 2017 annual meeting of stockholders attended the 2017 annual meeting of stockholders.

Committees of the Board of Directors

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each such committee has a written charter, a copy of which is posted on our web site at www.caretrustreit.com under the Investors–Corporate Governance section. The Board of Directors and each of its committees may meet, at times, without management present. The following table presents the composition of the committees of our Board of Directors as of the date of this Proxy Statement:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Allen C. Barbieri	◆	◆
Jon D. Kline		◆	◆
David G. Lindahl	◆		◆
Spencer G. Plumb	◆	◆	◆
Gregory K. Stapley

◆	Commitee Member

Committee Chair

Compensation Committee. Our compensation committee currently consists of Messrs. Barbieri, Kline, Lindahl and Plumb. Mr. Lindahl serves as chairman of the compensation committee. All members of the compensation committee meet the independence requirements set forth by the Nasdaq listing standards. Each member of the compensation committee is a “non-employee director” (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). Our compensation committee held four meetings in 2017. The primary functions of this committee include, among other things, to:

•	review executive compensation plans in light of the Company’s goals and objectives with respect to such plans, and adopt new, or amend existing, executive compensation plans as appropriate;

•	evaluate the performance of our Chief Executive Officer and other executive officers;

•	review and approve the compensation of our executive officers, including salary and bonus awards;

•	review and make recommendations to the Board regarding compensation to directors for service on the Board and its committees;

•	establish overall employee compensation policies and recommend to our Board of Directors major compensation programs;

•	administer our various employee benefit and equity incentive programs;

•	review and discuss with management our Compensation Discussion and Analysis and recommend to the Board whether the Compensation Discussion and Analysis be included in the annual proxy statement or annual report, as applicable; and

•	prepare an annual report on executive compensation for inclusion in our proxy statement.

The compensation committee may delegate any or all of its responsibilities to a subcommittee consisting of at least two members to the extent consistent with the Company’s Charter and Bylaws, applicable law and the rules and regulations of Nasdaq. The compensation committee has no current intention to delegate any of its other responsibilities to a subcommittee. The compensation committee may confer with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the compensation committee considers, among other things, the recommendations of the Chief Executive Officer.

Pursuant to its charter, the compensation committee is authorized to retain or obtain the advice of compensation consultants, outside counsel, experts or other advisors to advise the compensation committee with respect to amounts or forms of executive and director compensation or in carrying out its other responsibilities.

Audit Committee. Our audit committee currently consists of Messrs. Barbieri, Kline, Lindahl and Plumb. Mr. Kline serves as chairman of the audit committee. All members of the audit committee meet the independence requirements set forth by the SEC and the Nasdaq listing standards. Our audit committee held four meetings in 2017. Each member of our audit committee is financially literate in accordance with the Nasdaq listing standards. Our Board of Directors has determined that each of Messrs. Kline and Barbieri qualify as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. This designation is a disclosure requirement of the SEC related to the experience and understanding of each of Messrs. Kline and Barbieri with respect to certain accounting and auditing matters. The designation does not impose on Messrs. Kline or Barbieri any duties, obligations or liability that are greater than those generally imposed as a member of our audit committee and our Board of Directors, and such designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or Board of Directors. The primary functions of this committee include, among other things, to:

•	be responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm;

•	review and approve in advance all permitted audit and non-audit engagements and relationships between us and our independent registered public accounting firm;

•	evaluate our independent registered public accounting firm’s qualifications, independence and performance;

•	review and discuss with our independent registered public accounting firm their audit plan, including the timing and scope of audit activities;

•	review our consolidated and combined financial statements;

•	review our critical accounting policies and practices;

•	review the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	review with our management all significant deficiencies and material weaknesses in the design and operation of our internal controls;

•	review with our management any fraud that involves management or other employees who have a significant role in our internal control over financial reporting;

•	establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review on an ongoing basis and approve or disapprove related party transactions;

•	prepare the audit committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	discuss with our management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly consolidated and combined financial statements.

Representatives of our independent registered public accounting firm and our internal financial personnel regularly meet privately with and have unrestricted access to the audit committee.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee currently consists of Messrs. Barbieri, Kline, Lindahl and Plumb. Mr. Barbieri serves as the chairman of the nominating and corporate governance committee. Our nominating and corporate governance committee held two meetings in 2017. The primary responsibilities of the nominating and corporate governance committee are to, among other things:

•	assist in identifying, recruiting and, if appropriate, interviewing candidates qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors and the nominating and corporate governance committee;

•	recommend to our Board of Directors individuals qualified to serve as directors and on committees of our Board of Directors;

•	advise our Board of Directors with respect to board composition, procedures and committees;

•	recommend to our Board of Directors certain corporate governance matters and practices; and

•	conduct an annual self-evaluation of our Board of Directors.

The Company’s Director Nomination Process

As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including the qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, which is available at our website at www.caretrustreit.com, these criteria include the candidate’s knowledge, experience, skills, expertise and diversity. Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of our stockholders.

Although we do not have a formal diversity policy, we believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the nominating and corporate governance committee consider each candidate’s background and qualifications, including knowledge, diversity, ability, judgment, skills and experience, in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the healthcare and real estate industries. These considerations help the Board of Directors as a whole to have the appropriate mix of skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee annually reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company.

The nominating and corporate governance committee will consider candidates for election or appointment to the Board recommended by stockholders. If a stockholder wishes to recommend a director candidate, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the Secretary of the Company, together with information about the stockholder and the candidate otherwise required for director nominations by a stockholder pursuant to Section 11 of Article II of our Bylaws, a copy of which will be made available upon request. The nominating and corporate governance committee may request additional information concerning the director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the Board of Directors. Stockholders recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting. All recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the nominating and corporate governance committee as described above) must deliver written notice to our Secretary in the manner described in Section 11 of Article II of our Bylaws and within the time periods set forth at the end of this Proxy Statement under the section “Stockholder Proposals and Director Nominations for 2019 Annual Meeting of Stockholders.”

Communications with Directors

Stockholders who would like to send communications to our Board may do so by submitting such communications to our Secretary at CareTrust REIT, Inc., 905 Calle Amanecer, Suite 300, San Clemente, California 92673. Stockholders may also communicate with our Board of Directors as a group using the form available on our website at www.caretrustreit.com under “Contact the Board” in the Investors–Corporate Governance section. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board of Directors requests that certain items which are unrelated to the duties and responsibilities of the Board be excluded. The Secretary will not forward to the Board of Directors junk mail, job inquiries, business solicitations, offensive or otherwise inappropriate materials.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of business conduct and ethics is available at our website at www.caretrustreit.com under the Investors-Corporate Governance section. We intend to satisfy any disclosure required under applicable rules of the SEC or Nasdaq regarding an amendment to, or waiver from, a provision of this code of business conduct and ethics by posting such information on our website, at the address specified above.

Board and Director Evaluation Process

Pursuant to the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board, including each committee of the Board. The evaluation process is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures.

Succession Planning

The Compensation Committee is responsible for reviewing the Company’s succession plan for the Chief Executive Officer and working with appropriate members of management to review the Company’s general management succession plans. In performing these functions, the Chief Executive Officer makes available to the Compensation Committee his recommendations and evaluations of potential successors, along with his review of any development plans recommended for such individuals.

EXECUTIVE OFFICERS

The following table presents information regarding our current executive officers. The information is current as of the date of this Proxy Statement:

Name	Age	Position
Gregory K. Stapley	58	Chairman, President and Chief Executive Officer
William M. Wagner	52	Chief Financial Officer, Treasurer and Secretary
David M. Sedgwick	42	Vice President of Operations

Information on the business background of Gregory K. Stapley is set forth above under “Proposal 2—Election of Director.”

William M. Wagner has served as our Chief Financial Officer and Treasurer since December 2013 and also serves as our principal accounting officer. Mr. Wagner served as our Secretary from December 2013 to October 2016 and from October 2017 to present. Mr. Wagner served as Chief Financial Officer of First Team Real Estate, a private real estate brokerage company, from 2012 to 2013. From 2008 to 2012, Mr. Wagner served as Senior Vice President and Chief Accounting Officer of Nationwide Health Properties, Inc., a healthcare REIT. From 2004 to 2008, Mr. Wagner served as Senior Vice President and Chief Accounting Officer of Sunstone Hotel Investors, Inc., a lodging REIT. From 2001 to 2004, Mr. Wagner served as Vice President, Financial Reporting of The TriZetto Group, Inc. From 1999 to 2001, Mr. Wagner worked for two internet start-up ventures. From 1997 to 1999, Mr. Wagner served as Director, Financial Reporting of Irvine Apartment Communities, Inc., a multifamily REIT. From 1990 to 1997, Mr. Wagner worked for EY Kenneth Leventhal Real Estate Group and served real estate clients including several REITs. Mr. Wagner received a B.A. degree in Business Administration from the University of Washington and is a Certified Public Accountant (inactive) in the State of California.

David M. Sedgwick has served as our Vice President of Operations since May 2014. He is a licensed nursing home administrator and, prior to joining CareTrust REIT, served in several key leadership roles at Ensign since 2001. During 2013, he operated Ensign’s newly-built Medicare-only skilled nursing facility (“SNF”) in Denver, Colorado, and simultaneously supported all of Ensign’s skilled nursing operations in Colorado. During 2012, he served as President of Ensign’s Maryland-based urgent care franchise venture, Doctors Express. From 2007 to 2012, Mr. Sedgwick served as Ensign’s Chief Human Capital Officer, with responsibility for recruiting and training more than 100 licensed nursing home administrators and directing Ensign University, which included Ensign’s administrator training program. From 2002 to 2007, he operated three Ensign SNFs in two states. Mr. Sedgwick holds a B.S. in Accounting from Brigham Young University and an M.B.A. from the University of Southern California. Mr. Sedgwick is Mr. Stapley’s brother-in-law.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the Company’s named executive officer compensation program and analyzes the compensation decisions made for our executive officers included in the Summary Compensation Table below (the “named executive officers”).

2017 Named Executive Officers

Our named executive officers for 2017 were:

Gregory K. Stapley - Chief Executive Officer

William M. Wagner - Chief Financial Officer

David M. Sedgwick - Vice President, Operations

Because only three individuals served as our executive officers at any time during 2017, we have only three named executive officers for 2017.

Introduction

We believe that 2017 was a successful year for the Company. Our named executive officers successfully executed our business plan during 2017 and built upon our operating and financial performance results achieved since we became a separate publicly traded company on June 1, 2014 following the separation of Ensign’s healthcare business and its real estate business into two separate and independent publicly traded companies through the distribution of all of the outstanding shares of Common Stock of CareTrust REIT to Ensign stockholders on a pro rata basis (the “Spin-Off”). Our operating and financial performance highlights achieved in 2017 included:

•	Posting net income of $0.35, normalized FFO (as defined below) of $1.16 and normalized funds available for distribution (“FAD”) of $1.22 in 2017, compared to net income of $0.52, normalized FFO of $1.10 and normalized FAD of $1.17 in 2016, all per diluted weighted-average common share; [1]

•	Raising $173.8 million gross proceeds under our At-The-Market Offering Program;

•	Acquiring 36 properties (consisting of 29 skilled nursing facilities and 7 assisted living facilities), initiating four new net-lease tenant relationships, and expanding six existing net-lease tenant relationships;

•	Making one mortgage loan investment;

•	Investing approximately $309.8 million (inclusive of transaction costs) at a blended initial cash yield of 9.0%;

•	Garnering two credit rating increases, with Moody’s raising both its corporate credit rating on CareTrust REIT and its rating on CareTrust REIT’s 5.25% Senior Unsecured Notes to Ba3 (from B1), each with a positive outlook; and

•	Generating total shareholder return of approximately 14.7% (versus approximately 1.1% for the SNL US REIT Healthcare Index) for the year ended December 31, 2017.

(1)	See Appendix A for a reconciliation of normalized FFO and normalized FAD to net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”).

Executive Compensation Program Highlights

Highlights of our executive compensation program include:

•	Our executive compensation philosophy is to pay our named executive officers what we believe are below-market base salaries, and to award performance-based annual cash incentive opportunities that factor in these lower base salary levels to provide a meaningful annual cash compensation opportunity for over-performance;

•	Annual equity and cash incentive bonuses are performance based and tied to the achievement of three performance metrics that we believe are aligned with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders; and

•	New for 2017, we modified our performance-based restricted stock award program so that in addition to the annual performance requirement we have had in prior years, 50% of the number of any shares earned (based on 2017 performance) granted in 2018 are subject to additional performance-based vesting over a four-year period and will only vest if we achieve objective normalized FFO per share growth hurdles.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to achieve the following objectives:

•	Attract, motivate and retain quality executive officers to ensure the success and growth of the Company;

•	Align executive compensation with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders;

•	Connect short- and long-term incentive awards to performance metrics that we believe drive the performance of our Common Stock over the long-term;

•	Utilize various performance metrics to minimize the potential for risk associated with over-weighting any particular performance metric; and

•	Link our named executive officers’ interests with our stockholders’ interests by tying executive compensation to our performance and increases in long-term stockholder value.

Role of the Compensation Committee

Pursuant to its charter, the compensation committee has the authority to determine the amount of compensation given to each of the named executive officers. The compensation committee annually evaluates the performance of each of the named executive officers and determines compensation levels based on its performance evaluation. The compensation committee also, among other things, approves our executive compensation plans and policies, and is responsible for administering our equity incentive plan, including approving award grants under the plan. In performing its duties, the compensation committee is authorized to consider the recommendations of our Chief Executive Officer when determining the compensation of the other named executive officers.

Each element of our executive compensation program was unanimously approved by the compensation committee. All compensation committee members are independent under applicable Nasdaq rules. None of our named executive officers is a member of our compensation committee or otherwise had any role in determining the compensation of our other named executive officers, other than the Chief Executive Officer’s recommendations to the compensation committee as to the compensation of the other named executive officers.

Role of the Compensation Consultant

Pursuant to its charter, the compensation committee is authorized to retain or obtain the advice of compensation consultants, outside counsel, experts or other advisors to advise the compensation committee with respect to amounts or forms of executive compensation or in carrying out its other responsibilities. In 2016, the compensation committee retained Christenson Advisory Services (“Christenson”) as its independent compensation consultant. Christenson specializes in providing compensation advisory services to the global real estate industry. The compensation committee was directly responsible for the appointment, compensation and oversight of Christenson’s work. The compensation committee had previously assessed the independence of Christenson pursuant to the SEC and Nasdaq rules and concluded that no conflict of interest existed with respect to Christenson’s services to the compensation committee. Christenson has not performed any services for us, except for compensation-related services on behalf of, and as instructed by, the compensation committee.

Christenson’s services during 2016 included providing advice with respect to the composition of our two peer groups described below and providing recommendations on appropriate base salary, target annual bonus and long-term incentive levels. Christenson did not perform any services for us during 2017, as the compensation committee continued to rely on the work performed in 2016 for 2017 compensation decisions.

Peer Companies

Based on the advice of Christenson, the compensation committee determined to use two separate peer groups as part of our comprehensive compensation survey that was performed for 2016. We continued to use the same two peer groups for 2017. Our objective in selecting our first peer group was to include the group of other public real estate companies that we believe we most directly compete with for both business and executive talent. The compensation committee believes it is important to understand what our direct competitors are paying their executives, and uses this information as one of the data points it considers when determining the compensation levels for the named executive officers. We refer to this peer group as our “Direct Competitor Peers,” and it includes the following nine companies:

Direct Competitor Peers

Alexandria Real Estate Equities, Inc.

Care Capital Properties, Inc. (prior to its acquisition)

Healthcare Realty Trust Incorporated

LTC Properties, Inc.

Medical Properties Trust, Inc.

National Health Investors, Inc.

Omega Healthcare Investors, Inc.

Physicians Realty Trust

Sabra Health Care REIT, Inc.

Our objective in selecting our second peer group was to include a group of similarly-sized public real estate companies. In selecting this peer group, we performed a market capitalization screen of public real estate companies in December 2015 and selected companies having market capitalizations ranging from approximately $700 million to $2 billion. In paring down the group of public real estate companies satisfying our market capitalization criteria, we emphasized the inclusion of companies that we believe are either our competitors or who have similar characteristics to the Company. Our objective in selecting the companies in this peer group was to position the Company’s market capitalization at approximately the 50th percentile level of the market capitalizations of the peer group of companies. The compensation committee believes it is important to understand what similarly-sized public real estate companies are paying their executives, and uses this information as one of the data points it considers when determining the compensation levels for the named executive officers. We refer to this peer group as our “Compensation Peers,” and it includes the following nine companies:

Compensation Peers

Agree Realty Corporation

Chatham Lodging Trust

Coresite Realty Corporation

Getty Realty Corp.

LTC Properties, Inc.

Monmouth Real Estate Investment Corporation

One Liberty Properties, Inc.

Physicians Realty Trust

Urstadt Biddle Properties Inc.

The purpose of our 2016 compensation survey was to provide the compensation committee with information on the compensation levels at the Direct Competitor Peers and Compensation Peers. The compensation committee continued to rely on the 2016 compensation survey for 2017 compensation decisions. The compensation committee currently does not believe a comprehensive compensation survey needs to be performed on an annual basis. The compensation committee currently intends to engage an independent compensation consultant to perform a comprehensive survey either once every two or three years, or more frequently if it is considering any structural changes to our executive compensation program.

The information in the 2016 compensation survey was used by the compensation committee to inform its decision-making process with respect to the 2017 compensation amounts for the named executive officers. However, the compensation committee does not rigidly adhere to a peer-based benchmarking strategy in setting compensation amounts for our named executive officers, which is one of the reasons it believes that a comprehensive compensation survey does not need to be performed on an annual basis. Instead, the peer group compensation information is one of many data points considered by the compensation committee in making subjective compensation decisions using its business judgment. Other factors considered include, but are not limited to, our objective of attracting and retaining highly qualified executives and our emphasis on performance-based compensation that is described in more detail below.

Role of Stockholder Say-on-Pay Votes

As at the 2017 annual meeting of stockholders, at the Annual Meeting we will be providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers. This vote is known as the “say-on-pay” proposal. At the 2017 annual meeting, stockholders overwhelmingly voted in favor of our say-on-pay proposal with over 99% of the votes cast in favor of our say-on-pay proposal. The 2017 say-on-pay vote was the first time that our stockholders had an opportunity to cast a vote to express their views on our executive compensation program, and we believe the overwhelmingly positive support demonstrates that stockholders support the structure and objectives of our executive compensation program. For 2017, the compensation committee retained substantially the same executive compensation program that was in place during 2016, with the most significant change being the addition of a new four-year performance vesting requirement for 50% of the shares subject to each named executive officer’s long-term equity award.

At the 2017 annual meeting of stockholders, we asked stockholders to submit an advisory vote on the frequency of this advisory say-on-pay vote. The majority of stockholders voted that the say-on-pay vote should take place annually. The compensation committee considered the outcome of this advisory vote and determined that the say-on-pay vote will be held annually. The compensation committee will consider the outcome of this year’s say-on-pay proposal when making future compensation decisions for the named executive officers.

Material Elements of Compensation

2017 Base Salaries

We pay each named executive officer a fixed base salary to provide each executive with a minimum level of cash compensation. One aspect of our executive compensation philosophy is to pay base salary levels that are meaningfully below the base salary amounts generally paid by our Direct Competitor Peers and Compensation Peers to their similarly-situated executives and, in contrast to our Direct Competitor Peers and Compensation Peers, and as explained in more detail below, to provide our named executive officers with the opportunity to earn a comparatively larger annual performance-based cash bonus opportunity, so that a greater portion of the named executive officers’ total annual cash opportunity is at risk and tied to performance metrics that we believe drive the performance of our Common Stock over the long-term.

Decisions regarding adjustments to base salaries are made at the discretion of our compensation committee, after considering each executive’s current base salary, job responsibilities, performance, the base salaries paid by our Direct Competitor Peers and Compensation Peers to similarly situated executives and our base salary compensation philosophy described above. No named executive officers are entitled to any automatic base salary increases.

The compensation committee reviewed each named executive officer’s base salary in January 2017 and decided to increase the 2017 base salary of each named executive officer as follows: Mr. Stapley’s base salary was increased from $450,000 to $495,000; Mr. Wagner’s base salary was increased from $280,000 to $310,000; and Mr. Sedgwick’s base salary was increased from $230,000 to $285,000. Based on our 2016 compensation survey, we believe each named executive officer’s 2017 base salary is significantly below the base salaries paid by both the Direct Competitor Peers and the Compensation Peers to their similarly situated executives.

2017 Annual Cash Incentive Awards

In General. We provide our named executive officers with a performance-based annual cash incentive compensation opportunity to motivate and reward the executives for their achievement of annual financial and operational goals and other strategic objectives measured over the year. We believe the annual cash incentive opportunity helps further our compensation objective of aligning executive compensation with achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders.

Our executive compensation philosophy is to award our named executive officers performance-based annual cash incentive opportunities that compensate the executives for what we believe are below-market base salary levels. The compensation committee takes the named executive officers’ base salary levels into account when it establishes each executive’s potential cash incentive award payouts, with the intent that each executive’s targeted annual cash opportunity (which is base salary plus target annual incentive payment) is competitive and that each executive has a meaningful upside annual cash compensation opportunity for over performance. We believe this compensation philosophy is consistent with our pay-for-performance culture and our compensation objective of linking pay to performance.

When setting the amount of each named executive officer’s 2017 target incentive opportunity, the compensation committee considered the results of our 2016 compensation survey. In general, the compensation committee’s intent was to set each named executive officer’s 2017 targeted annual cash opportunity at a level that approximated the 50th percentile of the annual cash compensation paid to similarly situated executives at our Compensation Peers and that was below the 50th percentile of the annual cash compensation paid to similarly situated executives at our Direct Competitor Peers.

Design. Under our annual cash incentive plan design for 2017, the compensation committee selected the following performance measures to evaluate executive incentive performance:

(1)	normalized funds from operation (“FFO” and once normalized “NFFO”) per share for the fourth quarter of 2017 determined on an annualized basis;

(2)	capital deployment; and

(3)	net debt to EBITDA at the end of 2017.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is an important supplemental measure not computed in accordance with GAAP and measures operating performance for a REIT. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition. NFFO adjusts FFO for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as costs associated with the Spin-Off, written-off deferred financing fees, expensed acquisition costs and other unanticipated charges. EBITDA represents net income before interest expense (including amortization of deferred financing costs) and amortization of stock-based compensation, and depreciation and amortization. These performance measures are non-GAAP financial measures for which net income is the most directly comparable financial measure reported under GAAP.

The compensation committee chose NFFO per share as a performance metric because the committee believes it is a common performance metric used by investors to evaluate the performance of REITs, and the committee believes that motivating the executives to drive growth in our NFFO per share performance will in turn benefit stockholders in the form of increased stockholder returns. The compensation committee determined to measure our 2017 NFFO per share performance by measuring our performance against targets established for the fourth quarter of 2017 on an annualized basis. The compensation committee determined to establish annualized targets for the fourth quarter of 2017 instead of annual per share targets for the entirety of 2017 because, given the anticipated level of 2017 investment activity at the time the incentive program was established, it believed annualizing a quarterly snapshot at the end of the year would better measure the named executive officers’ execution on our anticipated investments and business plan during the year and our overall performance for the year. This design recognizes that FFO cannot occur before investments are made, and was intended to require anticipated investments to be timely completed in order for the annualized fourth quarter NFFO per share targets to be achieved.

The compensation committee chose our capital deployment and our December 31, 2017 net debt to EBITDA ratio as performance metrics because it wanted to motivate the executives to grow our portfolio and pursue new tenant relationships with quality operators to further diversify our revenue from sources other than Ensign, while at the same time motivating the executives to responsibly manage our leverage ratios and our overall capital structure.

We required an annualized fourth quarter NFFO per share amount of $1.18 to earn the threshold bonus amount, $1.22 to earn the target bonus amount, and $1.26 to earn the high bonus amount payable with respect to this performance measure. The threshold target of $1.18 represented an approximate 4.9% increase over our NFFO achieved for 2016, while the target and high values represented approximate increases of 8.5% and 12.0% over our 2016 performance. We required capital deployment during 2017 of $100 million to earn the threshold bonus amount, $175 million to earn the target bonus amount, and $250 million to earn the high bonus amount payable with respect to this performance measure. We required a ratio of net debt to EBITDA as of December 31, 2017 to be 5.25x to earn the threshold bonus amount, 5.00x to earn the target bonus amount, and 4.75x to earn the high bonus amount payable with respect to this performance measure. As noted above, we believe these capital deployment and ratio of net debt to EBITDA targets operated in tandem to motivate the executives to grow and diversify our portfolio while at the same time motivating them to responsibly manage our capital structure and use of leverage. The following table illustrates the performance metrics set forth above for the named executive officers at the threshold, target and high bonus levels.

Performance Measure	Threshold	Target	High
NFFO per share	$1.18	$1.22	$1.26
Capital Deployment	$100 million	$175 million	$250 million
Net Debt to EBITDA	5.25x	5.0x	4.75x

The following table illustrates the weighting of each performance measure for each named executive officer at the threshold, target and high bonus levels.

Performance Measure Weighting
Name	Level	NFFO per share	Capital Deployment	Net Debt to EBITDA	Total
Gregory K. Stapley	Threshold	35%	15%	25%	75%
	Target	70%	30%	50%	150%
	High	105%	45%	75%	225%
William M. Wagner	Threshold	25%	10%	15%	50%
	Target	50%	20%	30%	100%
	High	75%	30%	45%	150%
David M. Sedgwick	Threshold	25%	10%	15%	50%
	Target	50%	20%	30%	100%
	High	75%	30%	45%	150%

The actual annual cash incentive earned by each named executive officer is determined by the sum of the percentage values for each metric at the level achieved for that metric multiplied by the annualized base salary. If the actual performance level achieved for any metric falls below the threshold level, no percentage is awarded for that metric. If the actual performance is above the high level, high level is awarded for that metric. If actual performance is in between, the percentage for each metric is calculated using straight line linear interpolation.

In February 2018, the compensation committee assessed performance based on actual results achieved for 2017. The compensation committee determined that the Company achieved an annualized fourth quarter 2017 NFFO per share amount of $1.2493, 2017 capital deployment of approximately $309.8 million, and a net debt to EBITDA ratio as of December 31, 2017 of 4.53x. The following table illustrates the percentage value actually achieved for each performance metric based on our 2017 performance.

Performance Metric	Threshold	Target	High	Actual
NFFO per share	$1.18	$1.22	$1.26	$1.2493
Gregory K. Stapley	35%	70%	105%	95.4%
William M. Wagner	25%	50%	75%	68.1%
David M. Sedgwick	25%	50%	75%	68.1%

Capital Deployment	$100 million	$175 million	$250 million	$309.8 million
Gregory K. Stapley	15%	30%	45%	45%
William M. Wagner	10%	20%	30%	30%
David M. Sedgwick	10%	20%	30%	30%

Net Debt to EBITDA	5.25x	5.00x	4.75x	4.53x
Gregory K. Stapley	25%	50%	75%	75%
William M. Wagner	15%	30%	45%	45%
David M. Sedgwick	15%	30%	45%	45%

Total Annual Cash Incentive Award	Threshold	Target	High	Actual
Gregory K. Stapley	75%	150%	225%	215.4%
William M. Wagner	50%	100%	150%	143.1%
David M. Sedgwick	50%	100%	150%	143.1%

The following table illustrates the actual 2017 cash incentive awards approved by the compensation committee:

Named Executive Officer	Actual Performance	Base Salary	Cash Incentive Award
Gregory K. Stapley	215.4%	$495,000	$1,066,106
William M. Wagner	143.1%	$310,000	$443,687
David M. Sedgwick	143.1%	$285,000	$407,906

2017 Long-Term Equity Incentive Awards

In General. The compensation committee believes that stock-based incentives align the interests of our named executive officers with the interests of our stockholders, and that the long-term compensation of the named executive officers should be linked to the value provided to our stockholders. Our stock-based incentives are structured in the form of full value stock awards payable in shares of our Common Stock that may increase or decrease in value over the multi-year vesting period. Our stock awards are designed to reward long-term performance — 50% of the number of stock awards earned based on 2017 performance are subject to additional performance-based vesting over a four-year performance period and will only vest if we achieve the objective normalized FFO per share growth hurdles described below. In addition, we use stock-based compensation as a retention tool. Because the stock awards generally vest over a multi-year period subject to continued employment with the Company (and subject to the achievement of the applicable performance-vesting conditions), these awards provide our executives with an ongoing incentive to continue their employment with the Company and to maximize stockholder value.

When setting the amount of each named executive officer’s 2017 target stock-based incentive opportunity, the compensation committee considered the results of our 2016 compensation survey. In general, the compensation committee’s intent was to set each named executive officer’s 2017 targeted stock-based incentive opportunity at a level that approximated the 50th percentile of the long-term incentive opportunities awarded to similarly situated executives at our Compensation Peers and that was below the 50th percentile of the long-term incentive opportunities awarded to similarly situated executives at our Direct Competitor Peers, while recognizing that the performance-based structure of our stock grants provides an additional opportunity for over performance.

Design for Awards Earned Based on 2017 Performance. For 2017, the compensation committee established performance-based restricted stock award multipliers for each named executive officer. The multipliers were established as a percentage of each named executive officer’s annualized base salary, as set forth in the table below:

Performance Measure Weighting
Name	Level	NFFO per share	Capital Deployment	Net Debt to EBITDA	Total
Gregory K. Stapley	Threshold	70%	30%	50%	150%
	Target	120%	50%	80%	250%
	High	165%	70%	115%	350%
William M. Wagner	Threshold	75%	30%	45%	150%
	Target	100%	40%	60%	200%
	High	125%	50%	75%	250%
David M. Sedgwick	Threshold	50%	20%	30%	100%
	Target	75%	30%	45%	150%
	High	115%	45%	65%	225%

2017 performance for our long-term equity incentive award program was measured using the same performance metrics used under our annual cash incentive award plan described above. If the total achieved percentage values under the cash incentive plan was less than the threshold level for the executive, the executive would not be eligible for any restricted stock award based on 2017 performance. If the total achieved percentage values under the cash incentive plan equaled the threshold level, the executive would earn a restricted stock award having a grant date value determined using the threshold multiplier. Similarly, if performance under the incentive plan was at either the target or high level, the executive would earn a restricted stock award having a grant date value determined using either the target or high multiplier, as applicable. If the actual performance level achieved for any metric falls below the threshold level, no percentage is awarded for that metric. If the actual performance is above the high level, high level is awarded for that metric. If actual performance is in between, the percentage for each metric is calculated using straight line linear interpolation. However, each executive’s maximum multiplier is capped at the percentage of annualized base salary reflected in the high column above (i.e. , 350% for Mr. Stapley, 250% for Mr. Wagner and 225% for Mr. Sedgwick).

Once the applicable achieved performance multiplier is determined based on our performance, we multiply the performance multiplier by the executive’s annualized base salary to determine the grant date fair value of each executive’s restricted stock award. This grant date fair value is then converted into an actual number of restricted shares by dividing the grant date value by the closing stock price on the grant date.

50% of the number of any restricted shares awarded for 2017 performance are subject to additional performance-based vesting conditions over a four-year performance period that begins in 2018. These performance vesting shares are split into four separate substantially equal tranches, with one tranche eligible to vest at the end of each of the 2018, 2019, 2020 and 2021 calendar years. In order for any tranche to vest at the end of the applicable calendar year, we must achieve NFFO per share growth of at least 6% for the year. If the applicable NFFO per share growth target is not achieved for any calendar year in the four-year performance period, the tranche of shares eligible to vest for the missed year will be eligible to vest at the end of any subsequent calendar year in the performance period if we are able to achieve cumulative NFFO per share growth of at least 6% per year during the performance period through the end of the applicable measurement year. The compensation committee determined to introduce these new NFFO growth performance vesting shares in 2017 in order to increase the percentage of our long-term stock based incentives that are subject to multi-year performance vesting conditions and in order to further incentivize our named executive officers to drive our per share NFFO growth.

The remaining 50% of the number of any restricted shares awarded for 2017 performance are subject to a time-based vesting requirement. These time-based shares are also split into four separate substantially equal tranches so that the time-based shares will vest ratably in four equal installments on the first four anniversaries of the grant date. This four-year vesting period is one year longer than the three-year vesting period that applied to the restricted stock awards earned based on 2016 performance.

The following table illustrates the performance multiplier actually achieved, and the value of the equity incentive award granted to each named executive officer, based on our 2017 performance.

Named Executive Officer	Actual Equity Incentive Performance	Base Salary	Equity Incentive Award ($)
Gregory K. Stapley	337.6%	$495,000	$1,671,244
William M. Wagner	243.1%	$310,000	$753,687
David M. Sedgwick	214.0%	$285,000	$609,900

Because these restricted stock awards were not granted until 2018, they are not included in the “Summary Compensation Table - 2015 - 2017” of this Proxy Statement under applicable SEC rules. They will instead be reported in the Summary Compensation Table included in our proxy statement to be filed in 2019.

Design for Awards Earned Based on 2016 Performance. For 2016, the compensation committee also established performance-based restricted stock award multipliers for each named executive officer, and performance was measured using the same performance metrics used under our 2016 annual bonus program. The restricted shares that were awarded for 2016 performance were subject to a three-year time based vesting requirement, with the earned restricted shares vesting ratably in three substantially equal installments on the first three anniversaries of the grant date. The Summary Compensation Table includes the restricted stock awards that were granted to our named executive officers in 2017 based on 2016 performance. For more information on these awards, see our proxy statement filed in 2017.

Severance Benefits

Unlike many of our Direct Competitor Peers and Compensation Peers, our named executive officers are employed on an “at will” basis. Currently, our named executive officers do not have any employment agreements or severance agreements with the Company. As a result, the named executive officers would not be entitled to any cash severance benefits upon any type of termination of employment with the Company.

Under the terms of our equity incentive plan, outstanding restricted stock awards will be subject to accelerated vesting in connection with a change in control of the Company. Please see the “Potential Payments Upon Termination or Change in Control” section below for additional details.

401(k) Retirement Plan

We adopted a 401(k) retirement plan that was originally effective as of June 1, 2014. Full-time employees who have completed three months of service have the opportunity to participate in the 401(k) plan. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). Employees are able to elect to defer a portion of their eligible compensation not to exceed the statutorily prescribed annual limit in the form of elective deferral contributions to our 401(k) plan. Our 401(k) plan also has a “catch-up contribution” feature for employees eligible to defer amounts over the statutory limit that applies to all other employees. We provide a “safe harbor” nonelective contribution of 3% of each participant’s compensation per plan year at the end of each plan year. Participants are always vested in their personal contributions to the 401(k) plan, and Company nonelective contributions are also vested once made.

Compensation Governance Practices

Anti-Hedging, Pledging and Derivatives Policy

The Company considers it improper and inappropriate for the Company’s directors, executive officers and other employees to engage in short-term or speculative transactions in the Company’s securities and other transactions in the Company’s securities that create the potential for heightened legal risk or the appearance of improper or inappropriate conduct even if they occur at a time when the individual is not aware of material nonpublic information. Accordingly, the Company prohibits these individuals from engaging in short-term trading of the Company’s securities or in any hedging transactions such as, but not limited to, zero-cost collars, equity swaps and forward sale contracts, absent preclearance. The Company also prohibits these individuals from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan absent preclearance.

Compensation Clawback Policy

The Board has adopted a compensation recoupment policy whereby in the event of a restatement of our financial statements to correct a material error, the compensation committee is required to review our incentive compensation awards and may, if it determines appropriate after considering all relevant facts and circumstances, require the reimbursement of the incremental incentive compensation that an executive officer received as a result of the incorrect financial results. Annual bonus payments, long-term cash incentives, stock options, restricted stock, restricted stock units (including performance stock units) and other equity incentive awards that are granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure are each subject to the terms of this clawback policy.

Stock Ownership Guidelines

The Board has adopted a stock ownership policy that is applicable to our executive officers and directors. We believe that this new policy aligns the interests of our executive officers with those of our stockholders by requiring executive officers to have direct ownership in shares of our Common Stock. The policy requires our Chief Executive Officer to own shares of our Common Stock having a value equal to at least ten times his annual base salary, and each of our other executive officers to own shares of our Common Stock having a value equal to at least five times his annual base salary. Shares subject to stock options are not considered owned by the executive for purposes of the policy. The executives covered by the policy are required to be in compliance with the ownership levels above within five years after adoption of the policy, and are required to retain 50% of the net after-tax shares received in respect of equity awards until they are in compliance.

Policy with Respect to Section 162(m)

In making its compensation decisions, the compensation committee considers the impact of Section 162(m) of the Code. Under Section 162(m), the Company is generally precluded from deducting compensation in excess of $1.0 million per year paid to our current or former named executive officers. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Company’s compensation committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1.0 million deductibility limit. However, because we are taxed as a REIT, Section 162(m) considerations are not as significant for us as for other publicly-traded companies that are not taxed as REITs, and the compensation committee maintains the flexibility to approve compensation for the named executive officers based upon an overall determination of what it believes to be in our best interests, even if the compensation paid may not be deductible.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board of Directors has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
David G. Lindahl (Chair)
Allen C. Barbieri
Jon D. Kline
Spencer G. Plumb

The foregoing report of the compensation committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Lindahl, Barbieri, and Kline were members of the compensation committee during all of 2017. Mr. Plumb joined the compensation committee during 2017 when he was elected to the Board. During the past fiscal year, none of the members of our compensation committee is or has been an officer or employee of our Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table - 2015 - 2017

The following table sets forth certain information with respect to compensation for the years ended December 31, 2017, 2016 and 2015, earned by, awarded to or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation (3)	Total ($)
Gregory K. Stapley	2017	495,000	—	1,575,000	1,066,106	8,100	3,144,206
Chief Executive Officer	2016	450,000	—	—	1,012,500	8,100	1,470,600
	2015	385,742	139,438	1,302,158	871,092	7,950	2,706,380
William M. Wagner	2017	310,000	—	700,000	443,687	8,100	1,461,787
Chief Financial Officer	2016	280,000	—	—	420,000	8,100	708,100
	2015	251,431	59,870	566,034	378,525	7,950	1,263,810
David M. Sedgwick	2017	285,000	—	460,000	407,906	8,100	1,161,006
Vice President, Operations	2016	230,000	—	—	345,000	8,100	583,100
	2015	183,399	55,332	545,745	307,500	7,950	1,099,926

(1)	The amounts in this column represent the aggregate fair value of each award on its grant date, computed in accordance with Accounting Standard Codification (“ASC”) Topic 718. We valued the restricted stock awards as of the grant date by multiplying the closing price of our Common Stock on that date by the number of shares of restricted stock awarded. Restricted stock awards included in this column for 2017 were granted to the named executive officers based on the Company’s performance in fiscal 2016.
(2)	The amounts in this column for 2017 represent the cash bonus paid in 2018 under the annual incentive plan for 2017 based on the performance level achieved under the plan. See “Compensation Discussion and Analysis – Material Elements of Compensation – 2017 Annual Cash Incentives” above.
(3)	The amounts in this column represent 401(k) plan company matching contributions.

Grants of Plan-Based Awards in 2017

The following table sets forth certain information concerning the cash and equity incentive opportunities awarded to our named executive officers for 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Gregory K. Stapley	N/A	371,250	742,500	1,113,750	—	—	—	—	—
	02/03/2017	—	—	—	—	—	—	103,550	1,575,000
William M. Wagner	N/A	155,000	310,000	465,000	—	—	—	—	—
	02/03/2017	—	—	—	—	—	—	46,022	700,000
David M. Sedgwick	N/A	142,500	285,000	427,500	—	—	—	—	—
	02/03/2017	—	—	—	—	—	—	30,243	460,000

(1)	Represents the threshold, target and maximum award opportunities for performance-based cash awards payable for 2017 under our annual performance-based cash incentive award program. The actual cash incentive awards earned for 2017 are reflected in the Summary Compensation Table above under the caption “Non-Equity Incentive Plan Compensation.” For a description of the material terms of the cash incentive plan awards reported in the table above, see “Compensation Discussion and Analysis—Material Elements of Compensation – 2017 Annual Cash Incentive Awards.”
(2)	The actual equity incentive awards earned for 2017 performance that were granted in the 2018 calendar year are described in “Compensation Discussion and Analysis – Material Elements of Compensation – 2017 Long-Term Equity Incentive Awards.”
(3)	The amounts in this column represent the aggregate fair value of each award on its grant date, computed in accordance with ASC Topic 718. We valued the restricted stock awards as of the grant date by multiplying the closing price of our Common Stock on that date by the number of shares of restricted stock awarded. For a description of the material terms of these restricted stock awards, see “Compensation Discussion and Analysis – Material Elements of Compensation – 2017 Long-Term Equity Incentive Awards.”

Outstanding Equity Awards at 2017 Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2017. As of December 31, 2017, the only outstanding equity awards granted to our named executive officers are restricted stock awards.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Gregory K. Stapley	2/3/2017	103,550	1,735,498
	6/29/2015	51,024	855,162
	12/17/2014	22,908	383,938
William M. Wagner	2/3/2017	46,022	771,329
	6/29/2015	22,180	371,737
	12/17/2014	14,392	241,210
David M. Sedgwick	2/3/2017	30,243	506,873
	6/29/2015	21,384	358,396
	12/17/2014	9,684	162,304

(1)	The unvested portion of the restricted stock awards granted on December 17, 2014 are scheduled to vest in two substantially equal installments on May 31 in each of 2018 and 2019. The unvested portion of the restricted stock awards granted on June 29, 2015 are scheduled to vest in two substantially equal installments on June 30 in each of 2018 and 2019. The unvested portion of the restricted stock awards granted on February 3, 2017 are scheduled to vest in three substantially equal installments on February 3 in each of 2018, 2019 and 2020.
(2)	Market value of unvested restricted stock is based on the closing stock price of $16.76 as of December 29, 2017, which was the last trading day in 2017.

Option Exercises and Stock Vested in 2017

The following table sets forth certain information with respect to restricted stock awards held by our named executive officers that vested during 2017.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Gregory K. Stapley	36,967	682,047
William M. Wagner	18,286	336,936
David M. Sedgwick	15,535	286,615

(1)	The value realized on vesting is determined by multiplying the number of shares of restricted stock that vested by the per-share closing price of our Common Stock on the vesting date.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to the named executive officers in connection with a termination of their employment with us or a change in control of the Company.

Currently, our named executive officers do not have any employment agreements or severance agreements with the Company. As a result, the named executive officers would not be entitled to any cash severance benefits upon any type of termination of employment with the Company.

Outstanding restricted stock awards granted to the named executive officers under our equity incentive plan will be subject to accelerated vesting in connection with a change in control of the Company.

The following table provides information concerning the potential payments that would be made to each named executive officer in the event of a change in control. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the named executive officers, we have assumed that the applicable triggering event (i.e., a change in control) occurred on December 31, 2017.

Name	Equity Acceleration Value ($)(1)
Gregory K. Stapley	2,974,598
William M. Wagner	1,384,275
David M. Sedgwick	1,027,572

(1)	The equity acceleration value for each named executive officer is based upon the closing price of our Common Stock ($16.76) on December 29, 2017, which was the last trading day in 2017.

Pay Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for 2017 was $3,144,206, and the median of the total 2017 compensation of all of our employees (excluding our Chief Executive Officer) was $19,089. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for 2017 to the median of the total 2017 compensation of all of our employees (excluding our Chief Executive Officer) to be 164.7 to 1.

We identified the median employee by taking into account the total cash compensation paid for 2017 to all individuals, excluding our Chief Executive Officer, who were employed by us on October 15, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2017, although we did annualize the compensation for any permanent employees who were not employed by us for all of 2017. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s annual total compensation for 2017 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our Chief Executive Officer) in the “Total” column of the “Summary Compensation Table – 2015-2017” above. The total compensation amounts included in the first paragraph of this pay ratio disclosure were determined based on that methodology.

Unlike many of our Direct Competitor Peers and Compensation Peers that are also REITs, we directly employ certain full- and part-time employees at the facilities that we operate (who we refer to as the “Facility Employees”). Our Facility Employees work directly at the applicable property and are compensated differently than the employees who work directly for us performing REIT-level services related to the management and structure of our portfolio (who we refer to as the “REIT employees”). If we excluded the Facility Employees, we estimate the ratio of our Chief Executive Officer’s total compensation for 2017 to the median of the total 2017 compensation of all of our REIT employees (excluding our Chief Executive Officer) to be 9.5 to 1. We identified the median REIT employee and determined the median REIT employee’s annual total compensation using the same methodology described above.

DIRECTOR COMPENSATION

Director Compensation Program

We provide cash and stock compensation to our non-employee directors for their services as directors or members of committees of the Board of Directors. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

Each member of our Board of Directors who is not our employee will receive the cash compensation for board services listed below, as applicable. Each member of our Board may elect to have his or her fees that would otherwise be paid in cash converted into an equity grant. For 2017, Messrs. Kline and Lindahl elected to receive a restricted stock award (subject to a one-year vesting requirement) in lieu of the cash compensation listed below.

•	$45,000 per year for service as a Board member.

•	$10,000 per year for service as chairperson of the audit committee and $10,000 per year for committee memberships (with the fee fixed regardless of the number of committees served on).

In addition, pursuant to the Independent Director Compensation Policy, our non-employee directors are entitled to receive annual, non-discretionary grants, generally granted on or around the date of our annual meeting of stockholders, of approximately $65,000 in restricted stock awards, which vest in full on the date of the following year’s annual meeting of stockholders, subject to the non-employee director’s continued service as a director through the vesting date. The number of shares of restricted stock subject to the 2017 award was determined by dividing $65,000 by the per-share closing price (in regular trading) of our Common Stock on the date of grant, rounded up to the nearest whole share.

Stock Ownership Guidelines

The Board has adopted a stock ownership policy that is applicable to our executive officers and directors. We believe that this new policy aligns the interests of our directors with those of our stockholders by requiring directors to have direct ownership in shares of our Common Stock. The policy requires each non-employee director to own shares of our Common Stock having a value equal to at least six times his annual cash retainer (excluding additional retainers for chairpersons, committee members and meeting fees). Our non-employee directors are required to be in compliance with this ownership level within five years after adoption of the policy, and are required to retain 50% of the net after-tax shares received in respect of equity awards until they are in compliance.

2017 Director Compensation Table

The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2017.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Allen C. Barbieri	55,000	65,000	120,000
Jon D. Kline	65,000	65,000	130,000
David G. Lindahl	55,000	65,000	120,000
Spencer B. Plumb	55,000	65,000	120,000

(1)	The compensation paid to Mr. Stapley, the Company’s Chief Executive Officer, is not included in this table because he was an employee of the Company during his service as a director and received no compensation for his service as director. Mr. Stapley’s compensation is disclosed in the “Summary Compensation Table – 2015-2017” above.
(2)	Messrs. Kline and Lindahl each elected to receive all of their 2017 annual retainers in the form of restricted stock awards (subject to a one-year vesting requirement) in lieu of the cash compensation listed above. Accordingly, Mr. Kline received 3,552 shares of restricted stock totaling $65,000 for his service on the Board in 2017, and Mr. Lindahl received 3,005 shares of restricted stock totaling $55,000 for his service on the Board in 2017. The value of the restricted stock awards in the preceding sentence is the grant date value of the restricted stock awards.
(3)	The amounts in this column represent the aggregate fair value of each annual equity award on its grant date, computed in accordance with ASC Topic 718. We valued the stock awards as of the grant date by multiplying the closing price of our Common Stock on that date by the number of shares of stock awarded. As of December 31, 2017, each of our non-employee directors held the following number of unvested restricted stock awards (which includes the unvested restricted stock awards that each non-employee director elected to receive in lieu of his 2017 cash compensation as disclosed above in footnote (2)):

Name	Number of Unvested Restricted Stock Awards
Allen C. Barbieri	3,552
Jon D. Kline	7,104
David G. Lindahl	6,558
Spencer G. Plumb	3,552

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain one equity compensation plan: The CareTrust REIT, Inc. and CTR Partnership, L.P. Incentive Award Plan (the “Plan”). The Plan provides for the granting of stock-based compensation, including stock options, restricted stock, performance awards, restricted stock units and other incentive awards to officers, employees and directors in connection with their employment with or services provided to the Company.

The following table sets forth the number of shares of Common Stock subject to outstanding awards under the Plan and the number of shares remaining available for future award grants under the Plan as of December 31, 2017. The only outstanding equity awards under the Plan as of December 31, 2017 are restricted stock awards, which are not considered outstanding equity awards under the Plan for purposes of the table below.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	—	N/A	4,401,289
Equity compensation plans not approved by stockholders	N/A	N/A	N/A

Total	—	N/A	4,401,289

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related compensation disclosure rules of the SEC, we are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders and to foster a pay-for-performance culture. Our compensation programs are designed to reward our named executive officers for the achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the compensation committee of the Board of Directors. Although the vote is non-binding, the compensation committee will consider the voting results when it evaluates whether any changes should be made to the Company’s compensation program.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

We intend to provide our stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of stockholders. It is expected that the next vote to approve the compensation of the Company’s named executive officers will be held at our 2019 annual meeting of stockholders.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR our named executive officer compensation.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We are asking the stockholders to ratify our audit committee’s appointment of EY as our independent registered public accounting firm for the year ending December 31, 2018. We are not required to submit the appointment of EY as our independent registered public accounting firm for stockholder approval. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain EY. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by EY for the years ended December 31, 2017 and December 31, 2016:

	2017	2016
Audit Fees (1)	$845,859	$881,900
Audit Related Fees	—	—
Tax Fees (2)	—	6,890
All Other Fees (3)	—	1,995

Total	$845,859	$890,785

(1)	Audit Fees consist principally of fees for the audit of our financial statements and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees incurred in connection with the preparation of, and securities offerings pursuant to, registration statements filed with the SEC and accounting consultations.
(2)	Tax fees consist of fees for consultations on tax matters for 2016.
(3)	All other fees consist of subscription fees paid to EY for use of an accounting research tool for 2016.

Pre-Approval Policies

The audit committee has adopted a policy that requires the audit committee to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. The audit committee has delegated to the chairperson of the audit committee the authority to pre-approve any audit and permitted non-audit services necessary between regularly scheduled meetings of the audit committee and the chairperson must then report any such approval decisions to the full audit committee at its next scheduled meeting. Our audit committee pre-approved all audit, audit-related, tax and other services performed by our independent registered public accounting firm in fiscal 2017 and in fiscal 2016.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR ratification of the appointment of EY as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

AUDIT COMMITTEE REPORT

Our audit committee has reviewed and discussed with our management our audited consolidated and combined financial statements and the establishment and maintenance of internal control over financial reporting and has discussed with EY, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees.

Our audit committee has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the audit committee concerning independence. Our audit committee has also considered whether the provision of non-audit services provided to us by EY is compatible with maintaining EY’s independence and has discussed with EY its independence.

Based on the review and discussions referred to above, our audit committee recommended to our Board of Directors that the audited financial statements for the Company’s year ended December 31, 2017 be included in our Annual Report for the year ended December 31, 2017, which was filed with the SEC on February 27, 2018. The audit committee also appointed EY to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and is seeking ratification of such appointment by the stockholders.

Submitted by:

Jon D. Kline (Chair)

Allen C. Barbieri

David G. Lindahl

Spencer G. Plumb

Members of the Audit Committee

The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our Common Stock as of April 2, 2018 for (i) each director and director nominee, (ii) each person known by us to beneficially own greater than 5% of our Common Stock, (iii) our named executive officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as otherwise noted below, the percentage of shares beneficially owned is based on 76,137,828 shares of Common Stock outstanding as of April 2, 2018. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Restricted Stock Beneficially Owned (2)	Total Beneficial Ownership (in shares) (2)	Percent of Class
Named Executive Officers And Directors:
Gregory K. Stapley (3)	556,209	253,426	809,635	1.1%
William M. Wagner	66,565	117,074	183,639	*
David M. Sedgwick	75,808	91,550	167,358	*
Allen C. Barbieri	12,960	3,552	16,512	*
Jon D. Kline	43,810	7,104	50,914	*
David G. Lindahl	18,030	6,558	24,588	*
Spencer G. Plumb	—	3,552	3,552	*
All Executive Officers and Directors as a Group (7 Persons)	773,382	482,816	1,256,198	1.6%
Five Percent Stockholders:
The Vanguard Group (4)	12,518,194	—	12,518,194	16.48%
Blackrock, Inc. (5)	11,429,663	—	11,429,663	15.10%
FMR LLC (6)	8,994,758	—	8,994,758	11.85%

*	Denotes less than 1%.
(1)	The addresses of all of the officers and directors listed above are in the care of CareTrust REIT, Inc., 905 Calle Amanecer, Suite 300, San Clemente, California 92673.
(2)	Includes shares of restricted stock that are subject to time-based and performance-based vesting. The shares of restricted stock have voting rights but cannot be disposed of until vested and are subject to forfeiture if they do not vest.
(3)	Represents 253,426 shares held by Mr. Stapley directly, 527,537 shares held by the Stapley Family Trust dated April 25, 2006 and 28,672 shares held by Deborah Stapley as custodian for the children of Gregory K. Stapley and Deborah Stapley under the California Uniform Transfers to Minor Act. Mr. Stapley and his spouse share voting and investment power over the shares held by the Stapley Family Trust, and Mr. Stapley’s spouse holds voting and investment power over the shares held for their minor children. Mr. Stapley disclaims beneficial ownership of the shares held for his minor children under the California Uniform Transfers to Minor Act.

(4)	Beneficial ownership information is as of December 31, 2017 and is based on information reported on a Schedule 13G/A by The Vanguard Group, Inc. (the “Vanguard Group”) with the SEC on February 8, 2018. The schedule indicates that Vanguard Group has sole voting power over 226,513 shares of our Common Stock, sole dispositive power over 12,285,076 shares of our Common Stock, shared voting power over 96,234 shares of our Common Stock and shared dispositive power over 233,118 shares of our Common Stock. The number of shares reported as beneficially owned by The Vanguard Group in its Schedule 13G/A includes 5,110,830, representing 6.73% of our outstanding Common Stock as of December 31, 2017, that Vanguard Specialized Funds - Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on February 2, 2018 with the SEC. According to Vanguard REIT Fund’s Schedule 13G/A, Vanguard REIT Fund has sole voting power over 5,110,830 shares of our Common Stock. The business address of Vanguard Group and the Vanguard REIT Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	Beneficial ownership information is as of December 31, 2017 and is based on information reported on a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 19, 2018. The schedule indicates that Blackrock, Inc. has sole voting power over 11,260,075 shares of our Common Stock and sole dispositive power over 11,429,663 shares of our Common Stock. The business address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.
(6)	Beneficial ownership information is as of December 31, 2017 and is based on information reported on a Schedule 13G/A by FMR LLC and Abigail P. Johnson with the SEC on February 13, 2018. The schedule indicates that FMR LLC, along with certain of its subsidiaries and affiliates and other companies, has sole voting power over 607,627 shares of our Common Stock and sole dispositive power over 8,994,758 shares of our Common Stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than ten percent stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2017, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described under “Compensation Discussion and Analysis” above.

Procedures for Approval of Related Person Transactions

Our Board of Directors has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person is required to disclose to our Chief Financial Officer any proposed related person transaction and certain facts and circumstances about the proposed transaction. Our Chief Financial Officer would then assess that information and, if determined to be a related party transaction, submit the transaction to our audit committee for consideration. Based on our audit committee’s consideration of all of the relevant facts and circumstances, our audit committee will decide whether or not to approve such transaction and will generally approve only those transactions that are in, or are not inconsistent with, the best interests of CareTrust REIT. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to our audit committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2019 ANNUAL MEETING

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws, as further described below:

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholder proposals that are intended to be presented at our 2019 annual meeting of stockholders and included in our proxy materials for such meeting must comply with the procedural and other requirements set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our principal executive offices no later than December [        ], 2018, which is 120 calendar days prior to the first anniversary of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting. If we change the date of the 2019 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2019 annual meeting of stockholders.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. A stockholder who wishes to nominate one or more persons for election to our Board of Directors at the 2019 annual meeting of stockholders or present a proposal at the 2019 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary at our principal executive offices not earlier than November [        ], 2018 (the 150th day prior to the first anniversary of the date of this Proxy Statement for the Annual Meeting), nor later than 5:00 p.m. Eastern Time on December [        ], 2018 (the 120th day prior to the first anniversary of the date of this Proxy Statement for the Annual Meeting); provided, however, that in the event that the date of the 2019 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s Annual Meeting, in order for notice by the stockholder to be timely, such notice must be so delivered no earlier than the 150th day prior to the date of the 2019 annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2019 annual meeting of stockholders, as originally convened, or the 10th day following the day on which public announcement of the date of the 2019 annual meeting of stockholders is first made. The public announcement of a postponement or adjournment of the 2019 annual meeting of stockholders shall not commence a new time period for the giving of a stockholder’s notice as described above. The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article II, Section 11 of our Bylaws.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 905 Calle Amanecer, Suite 300, San Clemente, California 92673. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any business, other than described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

As permitted by applicable SEC rules, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, Attn: Secretary or by telephone at (949) 542-3130.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports and other information we file with the SEC can be read and copied at the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. Information about the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, and other information about issuers, like us, which file electronically with the SEC. The address of that site is http://www.sec.gov. We make available our reports on Form 10-K, 10-Q, and 8-K (as well as all amendments to these reports), and other information, free of charge, at the Investor Relations section of our website at www.caretrustreit.com. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A copy of our Annual Report has been posted, and is available without charge, on our website at www.caretrustreit.com. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our Annual Report has also been provided to you. In addition, a copy of our Annual Report (including the financial statements and schedules thereto), which we filed with the SEC on February 27, 2018, will be provided without charge to any person to whom this Proxy Statement is mailed upon the written request of any such person to William M. Wagner, Secretary, CareTrust REIT, Inc., 905 Calle Amanecer, Suite 300, San Clemente, California 92673.

CARETRUST REIT, INC.
BY ORDER OF THE BOARD OF DIRECTORS

GREGORY K. STAPLEY
CHAIRMAN, PRESIDENT AND CHIEF
EXECUTIVE OFFICER

San Clemente, California

Dated: April [    ], 2018

APPENDIX A - PROPOSED AMENDMENT TO SECTION 5.1 OF ARTICLE V OF THE ARTICLES OF AMENDMENT AND RESTATEMENT

Section 5.1 Number and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors of the Corporation (the “Board of Directors”) and, except as otherwise expressly provided for by law, the Charter or the bylaws of the Corporation, as amended, restated or otherwise modified from time to time (the “Bylaws”), all of the powers of the Corporation shall be vested in the Board of Directors. The number of directors of the Corporation ~~initially shall be~~ are five, which number may be increased or decreased by the Board of Directors pursuant to the Bylaws but shall never be less than the minimum number required by the MGCL.

The directors elected or appointed to the Board of Directors prior to the 2018 annual meeting of stockholders (other than any director elected solely by holders of one or more classes or series of Preferred Stock) are currently ~~and shall be~~ classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board of Directors, ~~one class (“Class I”) to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class (“Class II”) to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class (“Class III”) to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office~~ with the directors of each class serving for a term expiring at the annual meeting of stockholders held ~~in~~during the third (3rd) year ~~following the year of their election and until their~~ after election and until his or her successor shall have been duly elected and qualified. Commencing with the Company’s 2018 annual meeting of stockholders, directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be elected as follows: (i) directors elected at the 2018 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2019 and until their respective successors have been duly elected and qualified; (ii) directors elected at the 2019 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2020 and until their respective successors have been duly elected and qualified; and (iii) beginning with the 2020 annual meeting of stockholders, all directors elected at an annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and ~~qualify~~qualified. The names of the current directors ~~currently in office are~~who shall serve until the next annual meeting of stockholders in the year when their respective term expires and until their respective successors are duly elected and qualified are as follows:

~~Name~~	~~Class~~
~~Christopher R. Christensen~~	~~I~~
~~Jon D. Kline~~	~~II~~
~~Gregory K. Stapley~~	~~III~~
Allen C. Barbieri (Term to expire in 2019)
Jon D. Kline (Term to expire in 2019)
David G. Lindahl (Term to expire in 2019)
Spencer G. Plumb (Term to expire in 2020)
Gregory K. Stapley (Term to expire in 2020)

~~These directors~~ The Board of Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors ~~occurring before the first annual meeting of stockholders~~ in the manner provided for in the Bylaws.

The Corporation ~~elects, at such time as it becomes eligible to make the election provided for~~has elected under Section 3-804(b) and Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as defined in Section 6.1), (i) the number of directors of the Corporation may be increased or decreased only by the Board of Directors, and (ii) any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the ~~class~~directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

A-1

APPENDIX B - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Funds from operations, or “FFO,” as defined by NAREIT, and funds available for distribution, or “FAD,” are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.

FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition.

FAD is defined as FFO excluding non-cash income and expenses, such as amortization of stock-based compensation, amortization of deferred financing costs and the effects of straight-line rent. The Company considers FAD to be a useful supplemental measure to evaluate the Company’s operating results excluding these income and expense items to help investors, analysts and other interested parties compare the operating performance of the Company between periods or as compared to other companies on a more consistent basis.

In addition, the Company reports normalized FFO, or “NFFO,” and normalized FAD, or “NFAD,” which adjust FFO and FAD for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as costs associated with the Spin-Off, written-off deferred financing fees, expensed acquisition costs, and other unanticipated charges. By excluding these items, investors, analysts and our management can compare NFFO and NFAD between periods more consistently.

While FFO, NFFO, FAD and NFAD are relevant and widely-used measures of operating performance among REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO, NFFO, FAD and NFAD do not purport to be indicative of cash available to fund future cash requirements.

Further, the Company’s computation of FFO, NFFO, FAD and NFAD may not be comparable to FFO, NFFO, FAD and NFAD reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than the Company does.

The Company believes that the use of FFO, NFFO, FAD and NFAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers FFO, NFFO, FAD and NFAD to be useful measures for reviewing comparative operating and financial performance and setting incentive and executive compensation levels because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD and NFAD, by excluding non-cash income and expenses such as amortization of stock-based compensation, amortization of deferred financing costs, and the effects of straight-line rent, FFO, NFFO, FAD and NFAD can help investors compare the Company’s operating performance between periods and to other REITs.

B-1

The following table presents a reconciliation of net income to NFFO, NFAD and NFFO and NFAD per share for the years ended December 31, 2017 and December 31, 2016 (in thousands, except per share amounts):

	Year Ended December 31, 2017	Year Ended December 31, 2016
Net income	$25,874	$29,353
Real estate related depreciation and amortization	39,049	31,865
Loss on sale of real estate	—	265
Impairment of real estate	890	—
Gain on disposition of other real estate investment	(3,538)	—

Funds from Operations (FFO)	62,275	61,483
Reserve for advances and deferred rent	10,414	—
Acquisition costs	—	205
Deferred preferred return	(544)	—
Effect of the senior unsecured notes payable redemption	12,475	—
Write-off of deferred financing fees	—	326

Normalized FFO	$84,620	$62,014

Net income	$25,874	$29,353
Real estate related depreciation and amortization	39,049	31,865
Amortization of deferred financing fees	2,059	2,239
Amortization of stock-based compensation	2,416	1,546
Straight-line rental income	(344)	(150)
Loss on sale of real estate	—	265
Impairment of real estate	890	—
Gain on disposition of other real estate investment	(3,538)	0

Funds Available for Distribution (FAD)	66,406	65,118
Reserve for advances and deferred rent	10,414	—
Acquisition costs	—	205
Deferred preferred return	(544)	—
Effect of the senior unsecured notes payable redemption	12,475	—
Write-off of deferred financing fees	—	326

Normalized FAD	$88,751	$65,649

FFO per share	$0.85	$1.09

Normalized FFO per share	$1.16	$1.10

FAD per share	$0.91	$1.16

Normalized FAD per share	$1.22	$1.17

Diluted weighted average shares outstanding (1)	72.853	56,186

(1)	Diluted weighted average shares have been calculated using the treasury stock method.

B-2

PRELIMINARY COPY

BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARETRUST REIT, INC.

The Board of Directors recommends you vote FOR Proposal 1, FOR the nominee in Proposal 2, and FOR Proposals 3 and 4.		For	Against	Abstain			For	Against	Abstain

1.	Approval of an amendment to the Company’s Articles of Amendment and Restatement to declassify the Company’s Board of Directors.	☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐

2.	Election as a director of one nominee to serve until the 2019 annual meeting of stockholders (if Proposal 1 is approved) or until the 2021 annual meeting of stockholders (if Proposal 1 is not approved), and until his successor is duly elected and qualified.				4.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
	Nominee:	For	Withhold		NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

	2a. Allen C. Barbieri	☐	☐

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E36121-P02103

CARETRUST REIT, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2018 9:00 AM PDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregory K. Stapley and William M. Wagner, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of the common stock of CareTrust REIT, Inc. held of record by the undersigned on April 2, 2018, at the Annual Meeting of Stockholders of CareTrust REIT, Inc., to be held at the Company’s offices, located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, on May 30, 2018 at 9:00 a.m., PDT, and at any adjournment(s) or postponement(s) thereof.

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